October 19, 2020

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W.
Washington, NC 20549

Re: J.W. Mays, Inc.

Commission File Number 0000054187

Dear Sirs:

We have received a copy of, J.W. Mays, Inc. (the “Company”) Item 4.02 of its Form 8-K executed on October 19, 2020 and captioned “Non-reliance on Previously Issued Financial Statements or Completed Interim Review.”

We agree with the statements made regarding our Firm with the exception of the third bullet point as follows: On September 23, 2020, one day after providing a draft of our audit report to the audit committee, which had a working date of October 8, 2020, Prager Metis was requested by the Company to provide an electronically signed version of our audit report for the purpose of facilitating the preparation of the Company’s Form 10-K. Our electronic audit report sent on September 23, 2020 was offered to facilitate production of the Form 10-K and not for the purposes of providing our consent to file. As of the date of this letter, Prager Metis has yet to provide our consent to file the Company’s Form 10-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Prager Metis CPAs, LLC